EXHIBIT 2.5
                                                         -----------
               STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 13th day of September, 1996, by and among Cadiz Land Company,
Inc., a Delaware corporation ("Cadiz"), as purchaser, and______________________ ("Seller")as seller.


                   R E C I T A L S

     This Agreement is made with reference to the following facts and circumstances:

     A. Seller is the record and beneficial owner of that number of shares of the issued and outstanding common stock ("Common Stock") and the issued and outstanding preferred stock ("Preferred Stock") of Sun
World International, Inc., a Delaware corporation
("Sun World") as set forth on Exhibit "A" hereto
(collectively referred to herein as "Seller's
Shares"). A total of 42,000 shares of Common Stock and 38,501 shares of Preferred Stock are currently issued and outstanding.

     B. Sun World is the sole owner of all of the issued and outstanding capital stock of Sun World, Inc., a Delaware corporation ("SWI"). On October 3,
1994, Sun World and SWI filed for protection under Chapter 11 of the United States Bankruptcy Code. On
December 13, 1994, Sun World's wholly owned subsidiary
Sun Desert, Inc., a Delaware corporation ("SDI"),
SWI's wholly owned subsidiary AAI Services, Inc.
("AAI") and SDI's wholly owned subsidiary Coachella
Growers ("CG") filed for protection under Chapter 11 of the United States Bankruptcy Code. The filings of
Sun World, SWI, SDI, AAI and CG (collectively,
"Debtors") have been administratively consolidated
(Case No. SB 94 23212 DN, U.S.B.C., C.D. Cal.) (the
"Case").

     C. Debtors have filed a plan of reorganization entitled the Modified Fourth Amended Consolidated Plan of Reorganization Dated June 3, 1996. The foregoing plan, and any and all amendments, modifications and successors thereto which provide for the acquisition by Cadiz of the outstanding capital stock of Sun
World, as reorganized ("Reorganized Sun World"), shall be referred to herein as the "Plan".

     D. In conformity with the requirements of the Plan, Seller desires to sell to Cadiz and Cadiz desires to purchase from Seller all of Seller's Shares on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the
covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   SALE OF SELLER'S SHARES:

     Subject to the terms and conditions set forth in this Agreement and in the Plan and in reliance upon the representations and warranties set forth herein, at the Closing (as hereinafter defined), Seller shall sell to Cadiz, by appropriate deeds, bills of sale, assignments and other instruments reasonably satisfactory to Cadiz and its counsel, and Cadiz shall acquire from Seller, all of Seller's right, title and interest in and to Seller's Shares, free and clear of all liens, mortgages, pledges, claims, security interests, title defects, encumbrances, charges and other restrictions of every kind (collectively, the "Liens"), at and for the purchase price specified below.

2.   CONSIDERATION:

     As consideration in full for the purchase by Cadiz of Seller's Shares and for the fulfillment by Seller of the obligations of Seller set forth in this Agreement, at the Closing, Cadiz shall deliver to Seller cash in the amount set forth on Exhibit "A"
(the "Purchase Price"), to be allocated between Seller's Common Stock and Preferred Stock as set forth in Exhibit "A".

3. REPRESENTATIONS AND WARRANTIES OF SELLER: Seller hereby represents and warrants to Cadiz as follows:

     3.1  AUTHORIZATION.  Seller has good and
marketable title to Seller's Shares, and full legal right, power, authority and legal capacity, without the consent of any other person, to sell Seller's
Shares, to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken, and this Agreement (including exhibits) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. Upon purchase of Seller's Shares pursuant to this Agreement, Cadiz shall acquire good and marketable title to Seller's Shares free and clear of all Liens.

     3.2  OUTSTANDING SHARES.  Other than Seller's
Shares, Seller has no right, title or interest in any oustanding shares of Common Stock or Preferred Stock.
Seller holds no options, warrants, convertible securities or preemptive or other rights outstanding to acquire any unissued shares of Common Stock, Preferred Stock, or any other Sun World stock.

     3.3 NO CONSENT REQUIRED; NO VIOLATIONS. Neither the execution of this Agreement by Seller, nor the performance by Seller of Seller's obligations under this Agreement, requires the consent of any secured creditor of Debtors, court, government authority or other third party. Neither this Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Seller or any affiliate of Seller is a party or by which they may be bound, or any other lease, contract, document, understanding, agreement or instrument affecting any of them. Other than this Agreement and the Plan, there is no contract, commitment or agreement between Seller and any other person (including any other shareholder of Sun World) with respect to the disposition of any of Seller's Shares or any shareholder actions or other corporate matters.

     3.4  SECURITIES LAW COMPLIANCE.  The sale of
Seller's Shares pursuant to this Agreement is (a) exempt from the registration requirements of the Securities Act of 1933, as amended, and (b) exempt from qualification under the California Corporate
Securities Law of 1968.

4.   COVENANTS OF SELLER:  Seller hereby covenants to
Cadiz as follows:

     4.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.
The representations and warranties of Seller hereunder shall be true and correct in all material respects at the Closing.

     4.2  FULFILLMENT OF CONDITIONS AND COVENANTS.
Seller shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or conditions applicable to Seller as set forth in this Agreement and in the Plan and shall promptly do all acts and take all such steps as Seller reasonably deems necessary or appropriate to enable
Seller to perform as early as possible the obligations herein and therein provided.

     4.3  NO SALE OR TRANSFER.  Prior to the Closing,
Seller shall not, except pursuant to the terms and conditions of this Agreement, cause, suffer or permit
Seller's Shares to be sold, assigned, transferred, encumbered, become subject to any security interest, lien, levy or attachment or become subject to any restriction upon transfer. Seller's ownership and title to Seller's Shares shall be maintained and preserved at all times in strict accordance with the representations and warranties of Seller herein.

     4.4  SUPPORT FOR PLAN.  During the term of this
Agreement, Seller shall support confirmation of the Plan and shall take reasonable steps to assist Cadiz in securing confirmation of the Plan. Without limitation of the foregoing, Seller shall also use
Seller's best efforts in good faith to support any actions taken by Cadiz in furtherance of its efforts to acquire control over the operations and/or assets of Sun World pursuant to the Plan.

     4.5  TAXES.  Seller shall be individually
responsible for all federal, state and local taxes, transfer tax and documentary stamps, if any, attributable to or arising out of the sale of Seller's
Shares to Cadiz.

5.   REPRESENTATIONS AND WARRANTIES OF CADIZ:

     Cadiz hereby represents and warrants to Seller that:

     5.1  ORGANIZATION.  Cadiz is a corporation
validly existing and in good standing under the laws of the State of Delaware.

     5.2 AUTHORITY. Cadiz has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of Cadiz necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken, and this Agreement (including exhibits) constitutes the legal, valid and binding obligation of Cadiz, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity.

     5.3 NO VIOLATION OF OTHER OBLIGATIONS. Neither this Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Cadiz is a party or by which it may be bound, or any lease, contract, document, understanding, agreement or instrument affecting
Cadiz.

     5.4  FULFILLMENT OF CONDITIONS AND COVENANTS.
Cadiz shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements and conditions applicable to it as set forth in this Agreement and in the Plan and Cadiz shall promptly do all acts and take all such measures as may be necessary or appropriate to enable it to perform as early as possible the obligations herein and therein provided; provided, however, that in the event Cadiz determines prior to either the Confirmation Date or Effective Date (as defined in the
Plan) to terminate its proposed acquisition of Sun
World, and so notifies Seller in writing, then upon delivery of such notice this Agreement shall be terminated and the parties shall have no further obligations towards each other hereunder.

     5.5  INVESTMENT REPRESENTATIONS.  Cadiz
understands that Seller's Shares will not be registered under the Securities Act of 1933, as amended or qualified under the California Corporate
Securities Law of 1968, as amended, and will be sold to Cadiz pursuant to exemptions to such registration and qualification requirements. Cadiz has the knowledge and experience in financial and business matters in general, and investments in particular, to properly evaluate the merits and risks of purchasing
Seller's Shares from Seller.  Cadiz intends to acquire
Seller's Shares solely for its own account, for investment, and not with a view to offer or sell
Seller's Shares to any other person or entity. Cadiz represents and warrants that it has relied solely on its own due diligence investigations with respect to all matters related to Sun World and/or Seller's
Shares. Cadiz acknowledges that (a) Seller has not made any statements or representations with respect to any matters related to Sun World and/or Seller's
Shares, (b) all documents and instruments delivered to or made available to Cadiz have been provided by third parties and not by or on behalf of Seller, and (c)
Cadiz hereby represents to Seller that Cadiz is a sophisticated business investor and has or has available to it the expertise to properly and fully investigate all matters related to Sun World and/or
Seller's Shares. Cadiz further represents and warrants to Seller that the only representations and warranties of Seller to Cadiz are as set forth and limited in this Agreement.

6. RELEASES: Cadiz and Seller specifically acknowledge and agree that following the Closing, they each shall be bound by, be subject to and have the benefit of the Releases provided under paragraph VIII
X of the Plan, which Releases (as they pertain to Cadiz and Seller, respectively) are hereby incorporated by reference into this Agreement. In this regard, Seller covenants and agrees that Seller will not mark the "Withhold Release" box on Seller's ballot submitted to vote on the Plan. Seller shall execute and deliver such additional or confirmatory instruments to any person who is the beneficiary of a Release as such person may require in order to evidence such Release. Seller further covenants and agrees that, in the event of the prosecution by any party of any claim or cause of action which is identified as a Shareholder Reserved Claim on Exhibit
"A" to the Plan, and as a consequence of any affirmative action or request taken or made by Seller
(or any entity controlled by Seller) in connection with the prosecution or defense of such claim which requires action to be taken by Cadiz or any affiliate of Cadiz (including Sun World) (individually, an
"Indemnified Party" and collectively, the "Indemnified
Parties") with respect thereto (including, without limitation, responding to requests for information or depositions in the course of discovery), an Indemnified Party incurs any expenses, losses or damages, then Seller shall indemnify and hold harmless such Indemnified Party against any such expenses, losses or damages; provided, however, that no action shall be taken by an Indemnified Party which is subject to indemnification under this paragraph unless, prior to such action, Seller and the Indemnified Party shall have negotiated, in good faith, an agreement as to the reasonable amount of costs to be paid by Seller to the Indemnified Party with respect to such action (except to the extent that any action of an Indemnified Party is mandated by law, in which case the Indemnified Party shall be entitled to full reimbursement of all reasonable costs incurred). Notwithstanding the foregoing, under no circumstances will Seller be liable for any liability imposed on an Indemnified Party after a trial on the merits of any claim by Howard Marguleas or a Marguleas
Releasee (as defined in the Plan) against an Indemnified Party, nor shall Seller be liable for: a) the costs of an Indemnified Party in defending any such claim; or b) any settlement that may be agreed to between an Indemnified Party and Howard Marguleas or a Marguleas Releasee. In any event, Seller's liability with respect to the foregoing shall not exceed $25,000.

7.   CONDITIONS PRECEDENT IN FAVOR OF SELLER

     The obligations of Seller contemplated herein are subject to the satisfaction, at or before the Closing, of all of the conditions set out hereinbelow. Seller may waive any or all of these conditions in whole or in part without prior notice.

      7.1 ACCURACY OF AND CERTIFICATE AS TO
REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cadiz contained herein and in all documents to be delivered pursuant hereto shall be true and complete as of the Closing, as if made at such time.

      7.2 COMPLIANCE WITH COVENANTS. Cadiz shall have performed and complied with all covenants, agreements and conditions required by this Agreement or the Plan to be performed by Cadiz.

      7.3 BANKRUPTCY COURT ORDER.  The United States
Bankruptcy Court for the Central District of
California shall have issued its order confirming the Plan under Section 1129 of the Bankruptcy Code not later than August 15, 1996, and the Closing shall have occurred not later than the Effective Date (as defined in the Plan) or any Court approved extension thereof.

      7.4 SATISFACTION OF PLAN CONDITIONS. All of the conditions to the obligations of Seller to consummate the sale of Seller's Shares to Cadiz under the Plan shall have been satisfied.

8.   CONDITIONS PRECEDENT IN FAVOR OF CADIZ

     The obligations of Cadiz contemplated herein are subject to the satisfaction, at or before the Closing, of all of the conditions set out hereinbelow. Cadiz may waive any or all of these conditions in whole or in part without prior notice.

      8.1 ACCURACY OF AND CERTIFICATE AS TO
REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein and in all documents to be delivered pursuant hereto shall be true and correct as of the Closing, as if made at such time.

      8.2 COMPLIANCE WITH COVENANTS. Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement or by the Plan to be performed or satisfied by Seller.

      8.3 COMPLIANCE WITH LAW. There shall have been obtained any and all permits, approvals and consents of all governmental bodies or agencies which counsel for Cadiz may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement and continuance by Reorganized Sun
World of the conduct of the business of Sun World after the Closing will be in compliance in all material respects with applicable laws.

      8.4 BANKRUPTCY COURT ORDER.  The United States
Bankruptcy Court for the Central District of
California shall have issued its order confirming the Plan under Section 1129 of the Bankruptcy Code not later than August 15, 1996, and the Closing shall have occurred not later than the Effective Date (as defined in the Plan) or any Court approved extension thereof.

      8.5 SATISFACTION OF PLAN CONDITIONS. All of the conditions to the obligations of Cadiz to consummate the acquisition of Seller's Shares under the Plan shall have been satisfied, including, without limitation, the acquisition by Cadiz of all of the outstanding capital stock of Sun World not held by Seller and the entry by Reorganized Sun World into restructured credit arrangements with Sun World's secured lenders.

9.   CLOSING

      9.1 CLOSING DATE.  The transfer of Seller's
Shares and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on the Effective Date, as defined in the Plan.

      9.2 DELIVERIES AT CLOSING.  At the Closing:

          (a)  Seller shall execute and deliver to
Cadiz any appropriate deeds, bills of sale, assignments, endorsements and such other instruments of title and other documents of Seller as are necessary to vest title to Seller's Shares in Cadiz, free and clear of all liens and adverse claims to title; and

          (b)  Cadiz shall deliver the Purchase Price
to Seller.

          (c)  Cadiz and Seller shall execute and
deliver such other instruments to the other as may be required under the Plan as a condition to the transfer of Seller's Shares to Cadiz and/or the delivery of the Purchase Price to Seller.

      9.3 FURTHER ASSURANCES.  At the request of
Cadiz, from time to time after the Closing, Seller shall execute and deliver such additional or confirmatory instruments and take such other action as Cadiz may reasonably require in order to evidence or perfect the transfer to Cadiz of Seller's Shares or to vest title thereto in Cadiz or to obtain possession thereof for Cadiz.

10. REMEDIES: The parties hereto hereby consent to the jurisidication of the United States Bankruptcy
Court for the Central District of California (or such other court as may exercise jurisdiction over the Case or any part thereof) to enforce the terms of this Agreement, including entry of orders to compel one or all of the parties to perform in accordance with the terms hereof.

11. AGREEMENT TO PERFORM NECESSARY ACTS: The parties hereto agree to cooperate fully with one another in executing all documents, certificates, notices, filings and the like and performing all acts reasonably necessary to carry out the intent of this Agreement.

12.  MISCELLANEOUS:

     12.1 ENTIRE AGREEMENT. This Agreement, together with all exhibits hereto, and all documents referred to herein (including the Plan), constitute the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

     12.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, Cadiz may, (i) assign any or all of its rights and interests hereunder to one or more of its subsidiaries and (ii) designate one or more of its subsidiaries to perform its obligations hereunder (in any or all of which cases Cadiz shall remain liable and responsible for the performance of all of its obligations hereunder). Any assignment or delegation in contravention of this Section shall be null and void.

     12.3 EFFECT OF MERGER. Sun World may,
concurrently with or immediately prior to the Closing, merge into SWI, and if SWI is the surviving entity then the term "Seller's Shares" shall be deemed, for purposes of this Agreement, to include any securities of SWI which may be issued or issuable with respect to Seller's Shares as a consequence of such merger.

     12.4 COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

     12.5 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.6 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty four (24) hours following deposit with a courier for overnight delivery; or seventy two (72) hours following deposit in the U.S.
Mail, registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the last known address of such party or such other addresses as the parties may specify in writing.

     12.7  GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the laws of the State of California.

     12.8 AMENDMENT. This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties; provided, however, that no amendment may contain provisions in conflict with or inconsistent with the rights and obligations of the parties hereto under the Plan.

     12.9 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

     12.10 FEES AND EXPENSES. Unless specifically provided to the contrary herein, each party agrees to bear its own expenses including, without limitation, attorneys' and accountants' fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

     12.11 EXHIBITS AND SCHEDULES. All exhibits attached to this Agreement are incorporated herein by this reference and all references herein to "Agreement" shall mean this Agreement together with all such exhibits, and all ancillary agreements to be delivered at Closing.

     12.12 TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

     12.13 ATTORNEYS' FEES.  Should either Cadiz or
Seller institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

     12.14 CONSTRUCTION.  The parties have
participated jointly in the negotiation and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.15 FURTHER ASSURANCES. The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Agreement and the intentions of the parties hereto.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

"Cadiz"

CADIZ LAND COMPANY, INC.,
a Delaware corporation


By:  /s/ Keith Brackpool
    ------------------------
     Keith Brackpool
     Chief Executive Officer


"SELLER"


______________________________

             SPOUSAL JOINDER AND CONSENT

I am the spouse of________________________.  To the
extent that I have any interest in any of Seller's
Shares (as that term is defined in the Agreement), I hereby join in the Agreement and agree to be bound by its terms and conditions to the same extent as my spouse. I have read the Agreement, understand its terms and conditions, and to the extent that I have felt it necessary, I have retained independent legal counsel to advise me concerning the legal effect of this Agreement and this Spousal Joinder and Consent.

I understand and acknowledge that Cadiz is significantly relying on the validity and accuracy of this Spousal Joinder and Consent in entering into this Agreement.

   Executed this _____ day of______________, 199___.

    Signature:__________________________________________

   Printed or Typed Name: _____________________________


    EXHIBIT A   SELLER'S SHARES AND PURCHASE PRICE


No. of Common Shares:       ________________


     Common Share
     Purchase Price                          $___________

No. of Preferred Shares:  __________________


     Preferred Share
     Purchase Price                          $_____________



Total Purchase Price                         $
                                              ==============

                      LIST OF SELLERS


NAME                          Common Shares       Preferred Shares
Carl S. Maggio                   10,050                  -0-

Domenick T. Bianco                2,445                3,501

Martin S. Gans                    5,550                  -0-

The John and Shirley Thomas
  Family Trust U/D/T/9-6-88       3,112                  -0-

James R. Greenbaum, Sr.           -0-                  1,667

Tostado Family Trust
  U/D/T/9-29-83, as amended
  through 9-20-92, Carl Sam
  Maggio, Trustee                   788                  -0-

Robert and Charlotte J. Nies
  Revocable Trust dated 6-15-88     650                  -0-